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                                                                EXHIBIT 99.2(b)

                          BOWMAR INSTRUMENT CORPORATION
                        RESTRICTED STOCK AWARD AGREEMENT
                            1994 FLEXIBLE STOCK PLAN

    Restricted Stock Award Agreement made as of _______________, between Bowmar Instrument Corporation, an Indiana Corporation (hereinafter referred to as the ("Company"), and _______________ hereinafter referred to as the ("Participant"), a key employee of the Company or a Subsidiary.

    The Participant has been employed by the Company or a Subsidiary and has therefore provided outstanding service.

    In accordance with the 1994 Flexible Stock Plan (hereinafter referred to as the "Plan"), the Company desires, in connection with such employment and in recognition of the service provided to the Company, to award to the Participant, subject to the restrictions set forth below, shares ("Shares") of Common stock, without par value (stated value $.10 per share), of the Company ("Restricted Stock").

    NOW, THEREFORE, in consideration of the premises, the Company and the Participant agree as follows:

1. Award of Restricted Stock. Pursuant to the determination by the Committee, the Company subject to the terms, definitions and provisions of the Plan and this Agreement, hereby awards on _________________, to the Participant _________ Shares of Restricted Stock ("Award"). The terms, definitions and provisions of the Plan are incorporated by reference herein and in all cases shall control in any case of conflict between the terms, definitions and provisions of the Plan and of this Agreement.

2. Restrictions. Restricted Stock issued or transferred to a Participant shall be subject to the following restrictions:

    (a) None of the Restricted Stock may be sold, assigned transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period (as specified in paragraph 4 hereof);

    (b) All or part of the Restricted Stock shall be forfeited and shall be returned to the Company by the Participant, and all rights of the Participant to such forfeited Restricted Stock shall terminate without any payment of consideration by the Company, unless the Participant remain in the continuous employment of the Company for the number of years specified in Paragraph 4 hereof.

3. Rights as a Shareholder. Upon the making of this Award the Participant shall, subject to the restriction set forth in Paragraph 2 hereof, have all of the rights of a shareholder with respect to the Restricted Stock, including but not limited to the right to vote such shares of Restricted Stock and the right to receive all dividends paid thereon.

4.* Restricted Period. All restrictions on the Share subject to the Award shall lapse on the __________ anniversary of the date of Award. The restrictions on the remaining Shares shall lapse on the ____________ anniversary of the date of Award.
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* If the restrictions on any Award are to lapse after more than two periods, this paragraph will be appropriately revised.
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5.  Lapse of Restrictions on Death, Total Disability, or Retirement.  In the
    event that the employment of the Participant is terminated prior to the lapse of all or part of the restrictions on the Restricted Stock, and such termination is by reason of the Participant's death, total disability, or retirement at normal retirement age 65 or late, the Committee, in its sole discretion, may accelerate at the time at which any remaining restrictions lapse or remove any of such restrictions.

6. Lapse at Discretion of the Committee. In addition to its powers under Paragraph 5 hereof, the Committee may at any time, in its sole direction, accelerate the time at which any or all restrictions will lapse or remove any or all of such restrictions.

7. Withholding Taxes. The participant agrees, as a condition of this Award, that the Company shall, to the extent permitted by law, deduct from any payments of any kind otherwise due to the participant the aggregate amount of any Federal, State or local taxes of any kind required by law to be withheld with respect to the Shares subject to the Award or, if no such payments are due or to become due to the participant, that the Participants will pay to the Company, or make arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificates free of a legend reflecting the restrictions set forth in Paragraph 2 hereof shall be issued to the Participant.

8. Code Section 83(b) Election Forbidden. The Participant agrees as a condition of this Award, that the Participant will not make an election under Section 83(b) for the Internal Revenue Code of 1954, as amended, with respect to such Award. If the Participant makes such an election, all shares of Restricted Stock awarded to the Participant shall be forfeited to the Company.

9. Compliance with Securities and Exchange Commission Requirements. No certificate for Restricted Stock shall be issued until the Company shall have taken such action, if any, as is then required in order to comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable laws, as well as with the Shares may, at the time, be listed.

10. Designation of Beneficiary. The Participant may, with the consent of the Committee, designate a beneficiary to receive, in the event of the Participant's death, any rights to which the Participant may be entitled under the Plan. Designation of a beneficiary by the Participant shall be made in writing and shall be filed with the Committee. The consent of the beneficiary to any revocation or change in designation shall not be required. The Committee shall be entitled to rely on the last designation of a beneficiary, of which it has received notice, and shall not be liable to any person by reason of making payments pursuant to the Plan to such beneficiary.

11. Effect of this Award on the Employment Relationship Between the Company and the Participant. This award shall in no way, now or hereafter, reduce, enlarge or modify the employment relationship between the Company and the Participant. Nothing contained in the Plan or in the Award shall be construed as conferring upon the Participant any right to continue in the employ of the Company.

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12. Responsibility for Correctness of Address.  The Committee shall not be required to determine, or to make any investigation to determine, the identity or mailing address of any Participant or beneficiary and it shall have discharged its obligation in that respect when it shall have sent any documents or papers by regular mail to such Participant or beneficiary at such address as may be designated to it by such Participant or beneficiary, or, if the Participant makes no such designation, at the Participant's last address on the records of the Company.

13. Notices and Deliveries. All notices hereunder shall be in writing. Any notices, payment or deliveries to the Company or the Committee shall be directed to the Company or the Committee, as the case may be, at the following address:

                     Bowmar Instrument Corporation
                     5080 N. 40th Street, Suite 475
                     Phoenix, AZ 85018

    Any notices, payments or deliveries (other than to the Company or the Committee) shall be directed to the addressee at the address designated by said addressee by notice to the Company. If no address is designated by a Participant or beneficiary, all notices may be sent to the Participant's last known address. Unless otherwise specified herein, notices shall be delivered by hand or sent by registered or certified mail, return receipt requested.

14. Binding Upon Heirs, etc. This Agreement shall be binding upon, and shall insure to the benefit of, the Company, its successors and assigns, and the Participant, and the Participant's heirs, executors, administrators and legal representatives.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and attested to by its duly authorized officers, and the Participant has executed this Agreement, all as of the date, month and year first above written.

                             BOWMAR INSTRUMENT CORPORATION


                             By
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                             Title
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Attest:


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                             Participant

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